EXHIBIT 4.1

EXECUTION COPY

ON SEMICONDUCTOR CORPORATION

$260,000,000

Zero Coupon Convertible Senior Subordinated Notes due 2024

PURCHASE AGREEMENT

March 31, 2004

Morgan Stanley & Co. Incorporated

Credit Suisse First Boston LLC

J.P. Morgan Securities Inc.

Citigroup Global Markets Inc.

Lehman Brothers Inc.

c/o Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036,

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010 3629, and

J.P. Morgan Securities Inc.

270 Park Avenue

New York, NY 10017

Dear Sirs and Mesdames:

ON SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $260,000,000 principal amount of the Zero Coupon Convertible Senior Subordinated Notes due 2024 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture dated the Closing Date (as defined in Section 4) (the “Indenture”) among the Company, the subsidiaries of the Company listed on the signature pages hereof and Wells Fargo Bank of Minnesota, N. A., as Trustee (the “Trustee”). The Company also proposes to issue and sell to the several Initial Purchasers not more than an additional $30,000,000 principal amount of the Zero Coupon Convertible Senior Subordinated Notes due 2024 (the “Additional Securities”) if and to the extent that Morgan Stanley & Co. Incorporated (“Morgan Stanley”), Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., as managers of the offering (the “Managers”), shall have determined to exercise, on behalf of the Initial Purchasers, the right to purchase such Zero Coupon Convertible Senior Subordinated Notes due 2024 granted to the Initial Purchasers in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”. The Securities will be convertible into shares of common stock, $0.01 per share, of the Company (the “Underlying Securities”). The shares

1

of common stock, par value $0.01 per share, of the Company are hereinafter referred to as the “Common Stock.”

The Company’s obligations under the Securities, including the due and punctual payment of interest on the Securities, shall be unconditionally guaranteed (each, a “Guarantee” and collectively, the “Guarantees”) on a senior subordinated basis by each of the Company’s subsidiaries listed in Schedule II hereto (the “Guarantors”).

The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement dated the Closing Date between the Company and the Initial Purchasers (the “Registration Rights Agreement”).

In connection with the sale of the Securities, the Issuer has prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum” and, with the Preliminary Memorandum, each a “Memorandum”) including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company. As used herein, the term “Memorandum” shall include in each case the documents incorporated by reference therein. The terms “supplement”, “amendment” and “amend” as used herein with respect to a Memorandum shall include all documents deemed to be incorporated by reference in the Preliminary Memorandum or Final Memorandum that are filed subsequent to the date of such Memorandum with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors jointly and severally represent and warrant to, and agree with, the several Initial Purchasers that:

(a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act, and incorporated by reference in either Memorandum, when filed with the Commission, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading and complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, and (ii) the Preliminary Memorandum as of its date did not contain, and the Final Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date, will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

(b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(c) Each subsidiary of the Company has been duly incorporated or otherwise organized, is validly existing as a corporation, limited liability company or similar entity in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, has all power and authority necessary to own its property and to conduct its business as described in the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued and outstanding shares of capital stock, membership interests or other equity interests of each subsidiary of the Company have been duly authorized and validly issued; are, in the case of capital stock or membership interests of subsidiaries organized under the United States, fully paid and nonassessable or, in the case of membership interests of any subsidiary of the Company that is a Delaware limited liability company, are not subject to assessment by such subsidiary of the Company for additional capital contributions; and the shares of capital stock, membership interests or other equity interests of each subsidiary owned by the Company, directly or through subsidiaries (other than (i) those shares of capital stock of Leshan-Phoenix Semiconductor Co., Ltd. that are owned by Leshan Radio Company Ltd. and Motorola (China) Investment Ltd., (ii) shares of capital stock of ON Semiconductor Czech Republic, a.s. that are owned by minority shareholders, (iii) 60% of the shares of capital stock of Amicus Realty Corporation and (iv) in the case of foreign subsidiaries, directors’ qualifying shares or shares required by applicable law to be held by a person other than Semiconductor Components Industries, LLC (“SCI LLC”), the Company or a subsidiary thereof), are owned free from any security interest, mortgage, pledge, lien or encumbrance, or defect (collectively, “Liens”), except for (A) Liens described in the Final Memorandum, (B) Liens pursuant to or contemplated by the Amended and Restated Credit Agreement dated as of August 4, 1999, as amended and restated through the Closing Date, (C) the Indenture and Liens contemplated by the indenture for the Senior Secured Notes due 2008 (the “2008 Notes Indenture”) dated as of May 6, 2002, among the Company, SCI LLC, the guarantors defined therein and Wells Fargo Bank Minnesota, National Association, as trustee or (D) the Indenture and Liens contemplated by the indenture for the Senior Secured Notes due 2010 (the “2010 Notes Indenture”) dated as of March 3, 2003, among the Company, SCI LLC, the guarantors defined therein and Wells Fargo Bank Minnesota, National Association, as trustee (collectively, the “Permitted Liens”).

(d) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement, the Indenture, the Registration Rights Agreement or the Securities by the Company and the Guarantors, except (i) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities (ii) by Federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement or (iii) where the failure to obtain such consent, approval, authorization, order or filing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e) Except as disclosed in the Final Memorandum, the Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all other properties and assets owned by them that is material to the business of the Company and its subsidiaries, in each case free from Liens, except Permitted Liens, that would materially and adversely affect the value thereof or materially interfere with the use made or to be made thereof by them.

(f) The Company and its subsidiaries own, possess or can acquire on reasonable terms, the trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Final Memorandum.

(g) No labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent that would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(h) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(i) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance, in all material respects, that (1) transactions are executed in accordance with management’s general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (3) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(j) PricewaterhouseCoopers LLP are independent certified public accountants with respect to the Company as required by the Securities Act and the rules and regulations of the Commission thereunder.

(k) This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors.

(l) The authorized capital stock of the Company conforms to the description thereof contained in the Final Memorandum.

(m) The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

(n) The Securities and the Guarantees have been duly authorized by the Company and the Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company and each of the Guarantors, as the case may be, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.

(o) The Underlying Securities issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(p) Each of the Indenture, the Registration Rights Agreement and the Escrow Agreement has been duly authorized, and when executed and delivered by the Company and each of the Guarantors, will be a valid and binding agreement of the Company and each of the Guarantors, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.

(q) The execution and delivery by the Company and the Guarantors of, and the performance by the Company and the Guarantors of their obligations under, this Agreement, the Indenture, the Registration Rights Agreement and the Securities, as applicable, (i) will not violate any provision of or the charter or by-laws or limited liability company agreement, as the case may be, of the Company or any Guarantor, (ii) will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or, to the extent not included in subclause (iii) of this paragraph, any agreement or instrument to which the Company or any other such subsidiary is a party or by which the Company or any other such subsidiary is bound or to which any of the properties of the Company or any subsidiary is subject except in each case set forth in this clause (ii) for such breaches, violations or defaults that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (iii) will not result in a breach or violation of any of the terms and provisions of, or constitute a default under any agreement or instrument governing material indebtedness of the Company or subsidiary of the Company.

(r) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s, retaining any rating assigned to the Company, or any securities of the Company, or (ii) has given notice to the Company that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (B) any change in the outlook for any rating of Company or any securities of the Company.

(s) The financial statements included in the Final Memorandum present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and, except as disclosed in the Final Memorandum, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(t) Except as disclosed in the Final Memorandum, since the date of the latest audited financial statements included in the Final Memorandum, there has been no material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise) or in the earnings, business or operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Final Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(u) Except as disclosed in the Final Memorandum, there is no pending action, suit or proceeding against or affecting the Company, any of its subsidiaries or any of their respective properties that, individually or in the aggregate, is reasonably likely to result in a material adverse effect on the Company and its subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Company and the Guarantors to perform their obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities, as applicable, or to consummate the transactions contemplated by the Final Memorandum; and, to the Company’s knowledge, there is no such action, suit or proceeding threatened.

(v) Neither the Company nor any of its subsidiaries is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and neither the Company nor any of its subsidiaries is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum, will be an “investment company” as defined in the Investment Company Act.

(w) Except as disclosed in the Final Memorandum or except as would, singly and in the aggregate, not have a material adverse effect on the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries (1) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (2) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (3) are in compliance with all terms and conditions of any such permit, license or approval.

(x) Except as disclosed in the Final Memorandum, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(y) Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument, except for such defaults that, singularly or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound.

(z) None of the Company or any affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(aa) Assuming the Securities are issued, sold and delivered under the circumstances contemplated by the Final Memorandum and the accuracy of, and Initial Purchasers’ compliance with, the representations, warranties and agreements of the Initial Purchasers set forth in Section 7 of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(bb) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

2. Agreements to Sell and Purchase. The Company agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 97% of the principal amount thereof (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Securities, and the Initial Purchasers shall have the right to purchase, severally and not jointly, up to $30,000,000 principal amount of Additional Securities at the Purchase Price. You may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice of each election to exercise this option not later than 30 days after the date of this Agreement. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Date for the Firm Securities nor later than ten business days after the date of such notice. Should such date be subsequent to the Closing Date, Morgan Stanley shall provide such notice no later than three days prior to such date. If any Additional Securities are to be purchased, each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased as the principal amount of Firm Securities set forth in Schedule I hereto opposite the name of such Initial Purchaser bears to the total principal amount of Firm Securities.

The Company hereby agrees that, without the prior written consent of the Managers on behalf of the Initial Purchasers, it will not, during the period ending 60 days after the date of the Final Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale and issuance of the Securities under this Agreement, (B) the issuance of Underlying Securities upon conversion of the Securities in accordance with their terms, (C) the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, or in the case of an option granted after the date hereof, pursuant to existing employee benefit plans of the Company or any of its subsidiaries, of which the Initial Purchasers have been advised in writing, (D) the granting by the Company of any options to purchase shares of Common Stock or any restricted stock units or the sale by the Company of any shares of Common Stock, in each case pursuant to any existing employee benefit plan or direct stock plan of the

Company or any of its subsidiaries, (E) the issuance by the Company of any shares of Common Stock in connection with the acquisition of or merger with or into any other company or the acquisition of any assets, (F) the sale of Common Stock on or after May 4, 2004 by directors or executive officers under existing plans or agreements meeting the requirements of Rule 10b5-1 under the Exchange Act for the pre-arranged sale of shares of Common Stock or (G) the sale of Common Stock by TPG Semiconductor Holdings LLC (“TPG Holdings”) or TPG ON Holdings LLC, provided that this exception shall not affect the applicability of any sales restrictions pursuant to (i) the Underwriting Agreement dated February 3, 2004 among the Company, TPG Holdings and the Underwriters as defined therein (the “February Underwriting Agreement”) or (ii) any lock-up agreement executed pursuant to the February Underwriting Agreement; provided that in the case of any issuance, transfer or disposition pursuant to clause (E), (i) each recipient of such shares shall agree in writing, for the benefit of the Managers on behalf of the Initial Purchasers, that such shares shall remain subject to restrictions identical to those contained in the first sentence of this paragraph for the remainder of the period for which the Company is bound thereunder, and each such recipient shall execute and deliver to the Managers a duplicate of such writing, and (ii) if a filing by any party to such issuance, transfer or disposition (issuer, transferor, disposer, recipient or transferee) under Section 16(a) of the Exchange Act shall be required in connection with such issuance, transfer or disposition (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above), such party shall provide the Managers no less than seven days prior written notice of such filing (it being understood that no such filing shall be made by any such party if not required to be made under the Exchange Act).

3. Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder on the terms to be set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available at the offices of Cleary, Gottlieb, Steen & Hamilton in New York City against delivery of such Firm Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on April 6, 2004, or at such other time on the same or such other date, not later than April 13, 2004, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date”.

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than 30 days after the Closing Date, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Option Closing Date”.

The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the Option Closing Date, as the case may be. The Securities shall be delivered to you on the Closing Date or the Option Closing Date, as the case may be, for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor.

5. Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Firm Securities on the Closing Date are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

(b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by Keith D. Jackson, as chief executive officer, and Donald Colvin, as chief financial officer, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company and each of the Guarantors contained in this Agreement are true and correct as of the Closing Date and that the Company and each of the Guarantors has complied with all of the agreements and satisfied all conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officers signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Initial Purchasers shall have received on the Closing Date from George H. Cave, General Counsel of the Company, dated the Closing Date, an opinion in form and substance reasonably satisfactory to the Underwriters.

(d) The Initial Purchasers shall have received on the Closing Date from Cleary, Gottlieb, Steen & Hamilton, special counsel to the Company and the Guarantors, dated the Closing Date, an opinion in form and substance reasonably satisfactory to the Initial Purchasers.

(e) The Initial Purchasers shall have received on the Closing Date an opinion of Cravath, Swaine & Moore LLP, counsel for the Initial Purchasers, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers.

(f) The Initial Purchasers shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent certified public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum, and only if permitted, by Statement of Auditing Standard No. 72; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(g) The “lock up” agreements, each substantially in the form of Exhibit A hereto, between you and the directors and executive officers of the Company, relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(h) The Company shall have filed a “Notification Form: Listing of Additional Shares” and any required supporting documentation relating to the Underlying Securities with the NASDAQ Stock Market.

The several obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the Option Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization, execution and authentication of the Additional Securities to be sold on the Option Closing Date and other matters related to the execution and authentication of such Additional Securities.

6. Covenants of the Company and Guarantors. In further consideration of the agreements of the Initial Purchasers herein contained, the Company and Guarantors jointly and severally covenant with each Initial Purchaser as follows:

(a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final

Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law; provided, that in the event the Company is required to amend or supplement the Final Memorandum pursuant to this Section 6(c) after nine months from the date hereof, any costs incurred by the Company relating to such supplement or amendment shall be borne by the Initial Purchasers.

(d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that neither the Company nor any of its subsidiaries shall be obligated to qualify as foreign corporations in any jurisdiction in which it is not so qualified or to file a general consent to service of process in any jurisdiction.

(e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the Company’s obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, costs and expenses associated with any conference rooms or presentation facilities used in connection with the road show presentations and travel and lodging expenses of the representatives and officers of the Company and any such consultants, and

(ix) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section; provided, however, that the Initial Purchasers shall pay their own costs and expenses associated with lodging and provided, further, that the Initial Purchasers and the Company shall each pay 50% of the costs of any limousine used or any aircraft chartered in connection with the “road show”. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

The provisions of this Section shall not supersede or otherwise affect any agreement that the Initial Purchasers may otherwise have for the allocation of such expenses among themselves.

(f) To not offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(g) To not solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(h) While any of the Securities or the Underlying Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(i) To use its reasonable best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

(j) During the period of two years after the Closing Date or any Option Closing Date, if later, to not resell or permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities or the Underlying Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(k) To reserve and keep available at all times, free of preemptive rights, shares of common stock for the purpose of enabling the Company to satisfy any obligations to issue shares of common stock upon conversion of the Securities.

7. Offering of Securities; Restrictions on Transfer. Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs that in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions”, and it has taken or will take reasonable steps to ensure that the purchaser of such Securities are aware that such sale is being made in reliance on Rule 144A.

8. Indemnity and Contribution. (a) Each of the Company and the Guarantors jointly and severally agree to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented, if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any Preliminary Memorandum shall not inure to the benefit of any Initial Purchaser or any person who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from whom the person asserting any such losses, claims, damages or liabilities purchased Securities, if a copy of the Final Memorandum was furnished by the Company to such Initial Purchaser but was not sent or given by or on behalf of such Initial Purchaser to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of such Securities to such person, and if the Final Memorandum would have cured the defect giving rise to such loss, claim, damage or liability, unless such failure is the result of noncompliance by the Company with Section 6(a) hereof.

(b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, the Guarantors, the directors and officers of the Company, the directors and officers of the Guarantors and each person, if any, who controls the Company or the Guarantors within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company or the Guarantors, as the case may be, to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in either Memorandum or any amendments or supplements thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such Section in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by clause

8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and Guarantors on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Guarantors or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e) The Company and Guarantors and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser, by or on behalf of the Company, its officers or directors or any person controlling the Company or by and on behalf of the Guarantors, their officers or directors or any person controlling the Guarantors and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if, after the execution and delivery of this Agreement and prior to the Closing Date, (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock

Exchange, the Nasdaq National Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and that, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Final Memorandum.

10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, or the Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you, the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser, the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. If, on the Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on the Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Additional Securities to be sold on the Option Closing Date or (b) purchase not less than the principal amount of Additional

Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company or any Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or any Guarantor shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all documented out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

11. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

12. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours,

ON SEMICONDUCTOR CORPORATION

By	/s/ KEITH JACKSON

Name:	Keith Jackson
Title:	President & CEO

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By	/s/ KEITH JACKSON

Name:	Keith Jackson
Title:	President & CEO

SCG (MALAYSIA SMP) HOLDING CORPORATION

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

SCG (CZECH) HOLDING CORPORATION

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

SCG (CHINA) HOLDING CORPORATION

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

SEMICONDUCTOR COMPONENTS INDUSTRIES PUERTO RICO, INC.

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

SEMICONDUCTOR COMPONENTS INDUSTRIES OF RHODE ISLAND, INC.

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

SCG INTERNATIONAL DEVELOPMENT LLC

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

SEMICONDUCTOR COMPONENTS INDUSTRIES INTERNATIONAL OF RHODE ISLAND, INC.

By	/s/ DONALD COLVIN

Name:	Donald Colvin
Title:	Sr. Vice President, CFO & Treasurer

Accepted as of the date hereof

MORGAN STANLEY & CO. INCORPORATED Acting severally on behalf of itself and the several Initial Purchasers named in Schedule I hereto,

By	/s/ NATHAN MCMURTRAY

Name:	Nathan McMurtray
Title:	Vice President

Accepted as of the date hereof

CREDIT SUISSE FIRST BOSTON LLC Acting severally on behalf of itself and the several Initial Purchasers named in Schedule I hereto,

By	/s/ JOHN HODGE

Name:	John Hodge
Title:	Managing Director

Accepted as of the date hereof

J. P. MORGAN SECURITIES INC. Acting severally on behalf of itself and the several Initial Purchasers named in Schedule I hereto,

By	/s/ KEVIN KULAK

Name:	Kevin Kulak
Title:	Vice President

Schedule I

Initial Purchaser	Principal Amount of Firm Securities to be Purchased
Morgan Stanley & Co. Incorporated	$69,334,000
Credit Suisse First Boston LLC	$69,333,000
J.P. Morgan Securities Inc.	$69,333,000
Citigroup Global Markets Inc.	$26,000,000
Lehman Brothers Inc.	$26,000,000
Total	$260,000,000

Schedule II

Guarantors

Semiconductor Components Industries, LLC

SCG (Malaysia SMP) Holding Corporation

SCG (Czech) Holding Corporation

SCG (China) Holding Corporation

Semiconductor Components Industries Puerto Rico, Inc.

Semiconductor Components Industries of Rhode Island, Inc.

SCG International Development LLC

Semiconductor Components Industries International of Rhode Island, Inc.

EXHIBIT A

[Form of Lock-up Agreement]

                    , 2004

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036,

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010 3629, and

J.P. Morgan Securities Inc.

270 Park Avenue

New York, NY 10017

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley”), Credit Suisse First Boston LLC (“CFSB”) and J.P. Morgan Securities Inc. (“JPM”, and together with Morgan Stanley and CSFB, the “Managers”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with ON Semiconductor Corporation, a Delaware corporation (the “Company”) and the guarantors listed on Schedule II thereto (the “Guarantors”), providing for the offering (the “Offering”) by the several Initial Purchasers, including the Managers (the “Initial Purchasers”), of Zero Coupon Convertible Senior Subordinated Notes due 2024 of the Company (the “Securities”). The Securities will be convertible into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Managers on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts, (c) transfers and dispositions between or among the undersigned, any of its affiliates and any partners, shareholders or members of any of the foregoing (d) the sale of shares of Common Stock on or after May 4, 2004 by directors or executive officers under existing plans or agreements entered into that establish plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the pre-arranged sale of shares of Common Stock or (e) the sale of shares of Common Stock by TPG Semiconductor Holdings LLC (“TPG Holdings”) or TPG ON Holdings LLC, provided that this exception shall not affect the applicability of any sales restrictions pursuant to (i) the Underwriting Agreement dated February 3, 2004 among the Company, TPG Holdings and the Underwriters as defined therein (the “February Underwriting Agreement”) or (ii) any lock-up agreement executed pursuant to the February Underwriting Agreement; provided, that in the case of any transfer, distribution or disposition pursuant to clause (b) or (c), (i) each donee, distributee or disposition recipient shall execute and deliver to the Managers a duplicate form of this Lock-up Letter and (ii) if a filing by any party (donor, donee, transferor, transferee, disposer or disposition recipient) under Section 16(a) of the Exchange Act, shall be required in connection with such transfer, distribution or disposition (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above), such party shall provide the Managers no less than one day prior notice of such filing (it being understood that no such filing shall be made by any such party if not required to be made under the Exchange Act). In addition, the undersigned agrees that, without the prior written consent of the Managers on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the Final Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company, the Guarantors and the Initial Purchasers.

Delivery of an executed signature page to this letter by facsimile shall be effective as delivery of a manually executed signature page of this letter.

Very truly yours,

(Name)

(Address)

2